Exhibit 10.13
                              CONSULTING AGREEMENT

      This CONSULTING AGREEMENT ("Agreement") is made and entered into this 1st day of February 2005, effective as of December 15, 2004 by and between Stratex Solutions, LLC (the "Consultant") and Innova Holdings, Inc., a Delaware corporation (the "Company").

                                R E C I T A L S:

      A. Company is in the primary business of developing, marketing and selling software products for use in the operation of robots and automated systems for the industrial and service markets. The Company also designs and sells computer hardware necessary to operate the software.

      B. Consultant has certain business planning, financial and accounting experience that the Company believes to be valuable to it.

      C The Company desires to retain the Consultant and the Consultant desires to accept the engagement.

      NOW THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant do hereby agree as follows:

      1. Scope of Engagement. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to retain the Consultant to perform such activities as may be assigned, from time to time, by the Company and to render such additional services and supporting activities as the Company may, from time to time, stipulate.

      2. Performance. The Consultant accepts the engagement described in Section 1 of this Agreement and agrees to devote all of Consultant's business time and efforts to the faithful and diligent performance of the services described herein, including the performance of such other services and supporting activities as the Company may, from time to time, stipulate.

      3. Term. The term of engagement as a consultant under this Agreement is effective as of December 15, 2004 (the "Commencement Date") and shall remain in effect for a period of five (5) years from the date Consultant first became a Consultant, ending on December 15, 2009 (the "Termination Date") (and each subsequent one year anniversary, if extended, as provided herein shall also be referred to herein as a Termination Date) unless sooner terminated hereunder (the "Engagement Period"). This Agreement shall be automatically extended each year for an additional one (1) year period unless terminated by either party by giving written notice to the other no less than thirty (30) days prior to the Termination Date.

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      4. Consulting Fee. For all the services to be rendered by the Consultant hereunder, the Company agrees to pay, from December 15, 2004 until June 15, 2005, a monthly fee at a rate of Ten Thousand Dollars ($10,000) per month ("Fee"), payable by Company in accordance with its vendor payable practices from time to time but no less frequently than monthly. Thereafter, the Fee shall be increased to Fifteen Thousand Dollars ($15,000) per month provided that the Objectives set forth on Exhibit A are achieved. The Company shall have the option to pay the Fee in cash or in S-8 shares of common stock of the Company. For all services performed from December 15, 2004 through December 15, 2005 the stock price used for conversion of cash Fee into S-8 shares of common stock shall be $.005 per share. Thereafter, the stock price shall be determined by the ending market price for the shares on the first business day of the month in which the Fee is earned.

      5. Stock Options. In further consideration of Consultant's engagement and for entering this Agreement, the Company, subject to approval by the Company's Board of Directors, which approval has been granted, agrees to grant to Consultant an option to acquire that number of shares of Company common stock that equals 2% of the outstanding common stock (calculated on a fully dilutive basis) on the date hereof at a $.005 per share purchase price. The shares covered by such stock options shall vest equally over a sixty (60) month period starting on December 15, 2004 and each month thereafter until fully vested, such that 1/60th of the stock options shall vest at the end of each month during the first five (5) years of the engagement period. If the Consultant is terminated without Just Cause as defined in Section 13 (b) hereof, all remaining outstanding stock options that have not been exercised by the Consultant shall immediately vest one hundred percent (100%) to the benefit of the Consultant on the effective date of termination. If there is a change of ownership of the Company or any of its subsidiaries, all remaining outstanding stock options that have not been exercised by the Consultant shall immediately vest one hundred percent (100%) to the benefit of the Consultant on the day immediately preceding the effective date of the change of ownership.

      6. Incentive Fee Opportunity. During the Engagement Period, the Consultant shall be eligible for such incentive fees as may be deemed advisable by the Board of Directors of the Company in consideration of the Consultant's performance during each year of the engagement period and the Company's profitability. The Company, however, shall not be obligated to pay any incentive fee until the Board of Directors approves and declares such incentive fee.

      7. Reimbursement of Expenses. The Company shall reimburse Consultant for Consultant's health insurance expenses and for other normal expenses, including cell phone expenses, on a monthly basis. Consultant shall provide the Company with copies of all bills associated with reimbursed expenses. The Company has the option to reimburse Consultant either in cash or in S-8 shares of common stock of the Company at the per share stock price applicable in Section 4 hereof.

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      8. Surrender of Properties. Upon termination of the Consultant's engagement with the Company, regardless of the cause therefor, the Consultant shall promptly surrender to the Company all property provided Consultant by the Company for use in relation to Consultant's engagement, and, in addition, the Consultant shall surrender to the Company any and all financial and tax records, accounting work papers, correspondence relating to SEC or legal matter, any other materials related to financial or SEC matters, sales materials, lists of customers and prospective customers, price lists, files, patent applications, records, models, software files, listings, copies of Windows(R) software, or other materials and information of or pertaining to the Company or its customers or prospective customers or the products, business, and operations of the Company.

      9. Inventions and Secrecy. Except as otherwise provided in this Section 9, the Consultant: (a) shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data of the Company or its business operations obtained by the Consultant during Consultant's engagement by the Company, which shall not be generally known to the public or recognized as standard practice (whether or not developed by the Consultant) and shall not, during his engagement by the Company and after the termination of such engagement for any reason, communicate or divulge any such information, knowledge or data to any person, firm or corporation other than the Company or persons, firms or corporations designated by the Company; (b) shall promptly disclose to the Company all inventions, ideas, devices, and processes made or conceived by Consultant alone or jointly with others, from the time of entering the Company's engagement until such engagement is terminated and within the six (6) month period immediately following such termination, relevant or pertinent in any way, whether directly or indirectly, to the Company's business or production operations or resulting from or suggested by any work which the Consultant may have done for the Company or at its request; (c) shall, at all times during his engagement with the Company, assist the Company in every proper way (entirely at the Company's expense) to obtain and develop for the Company's benefit patents or copyrights on such inventions, ideas, devices and processes including without limitation software and software files and listings to be used with industrial automation and industrial robots, whether or not patented; and
(d) shall do all such acts and execute, acknowledge and deliver all such instruments as may be necessary or desirable in the opinion of the Company to vest in the Company the entire interest in such inventions, ideas, devices, and processes referred to above. The foregoing to the contrary notwithstanding, the Consultant shall not be required to assign or offer to assign to the Company any of the Consultant's rights in any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Consultant's own time, unless (a) the invention related to (i) the business of the Company or (ii) the Company's actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by the Consultant for the Company. The Consultant acknowledges Consultant's prior receipt of written notification of the limitation set forth in the preceding sentence on the Consultant's obligation to assign or offer to assign to the Company the Consultant's rights in inventions.

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      10. Confidentiality of Information; Duty of Non-Disclosure.

            (a) The Consultant acknowledges and agrees that Consultant's engagement by the Company under this Agreement necessarily involves Consultant's understanding of and access to certain trade secrets and confidential information pertaining to the business of the Company. Accordingly, the Consultant agrees that after the date of this Agreement at all times Consultant will not, directly or indirectly, without the express written consent of the Company, disclose to or use for the benefit of any person, corporation or other entity, or for Consultant any and all files, trade secrets or other confidential information concerning the internal affairs of the Company, including, but not limited to, information pertaining to its trade secrets, business plans, clients, services, products, earnings, finances, operations, methods or other activities, provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally. Further, the Consultant agrees that Consultant shall not, directly or indirectly, remove or retain, without the express prior written consent of the Company, and upon termination of this Agreement for any reason shall return to the Company, any figures, calculations, letters, papers, records, computer disks, computer print-outs, lists, documents, instruments, drawings, designs, programs, brochures, sales literature, business plans or any copies thereof, or any information or instruments derived therefrom, or any other similar information of any type or description, however such information might be obtained or recorded, arising out of or in any way relating to the business of the Company or obtained as a result of his engagement by the Company except as disseminated to the public at large or industry generally. The Consultant acknowledges that all of the foregoing are proprietary information, and are the exclusive property of the Company. The covenants contained in this Section 10 shall survive the termination of this Agreement.

            (b) The Consultant agrees and acknowledges that the Company does not have any adequate remedy at law for the breach or threatened breach by the Consultant of Consultant's covenant, and agrees that the Company shall be entitled to injunctive relief to bar the Consultant from such breach or threatened breach in addition to any other remedies which may be available to the Company at law or in equity.

      11. Covenant Not to Compete.

            (a) During Engagement Period. During the Engagement Period, the Consultant shall not engage its services for a firm or business that directly or indirectly competes with the business activities of the Company and its subsidiaries, nor engage in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, employee, creditor, or otherwise, with the operation, management, or conduct of any business that competes with or is of a nature similar to that of the Company.

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      (b) Following Termination of Engagement Period. Within the one (1) year period immediately following the later of the end of the Engagement Period or termination of the Consultant's engagement with the Company, for any reason except as set forth below, the Consultant shall not, without the prior written consent of the Company, which consent may be withheld at the sole discretion of the Company: (a) engage in or in any manner be connected or concerned, directly or indirectly, whether as an officer, director, stockholder, partner, owner, employee, creditor, or otherwise with the operation, management, or conduct of any business similar to the business of the Company being conducted at the time of such termination anywhere in the United States, and any other area in which the Company is, or reasonably contemplating, doing business at the time of such termination; (b) solicit, contact, interfere with, or divert any customer served by the Company, or any prospective customer identified by or on behalf of the Company, during the Consultant's engagement with the Company; or (c) solicit any person then or previously employed by the Company to join the Consultant, whether as a partner, agent, employee or otherwise, in any enterprise engaged in a business similar to the business of the Company being conducted at the time of such termination. For purposes of this Agreement, the business is deemed to be the development and maintenance of computer software, controls, and hardware electronics for use in robotics, manufacturing, and automation industries and that all such software and hardware is owned and shall be exclusively owned by the Company.


            (c) Severability. The covenants of the Consultant contained in Sections 9, 10, and 11 of this Agreement shall each be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Consultant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants. Both parties hereby expressly agree and contract that it is not the intention of either party to violate any public policy, or statutory or common law, and that if any sentence, paragraph, clause, or combination of the same of this Agreement is in violation of the law, such sentence, paragraph, clause or combination of the same shall be void, and the remainder of such paragraph and this Agreement shall remain binding on the parties to make the covenants of this Agreement binding only to the extent that it may be lawfully done. In the event that any part of any covenant of this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that such court shall substitute a judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

            12. Option to become the Chief Financial Officer. Consultant shall have the option to become the Company's Chief Financial Officer either on the date upon which all matters relating to issues under review by the management of the Company pertaining to SEC compliance and related federal and state securities laws, rules and regulations for all dates prior to December 15, 2004 have been fully determined to be in full compliance and not in violation of any such law, rule or regulation, or upon the date that the Company has been able to obtain Director and Officer ("D & O") insurance in an amount of no less than $5 million of coverage that covers the Chief Financial Officer of the Company, or at anytime during the Engagement Period.

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      13. Termination.

            (a) Termination for Just Cause. The Company shall have the option to terminate the Engagement Period, effective immediately upon written notice of such termination to the Consultant, for Just Cause. For purposes of this Agreement, the term "Just Cause" shall mean the occurrence of any one or more of the following events: (a) the death or permanent total disability of the Consultant or Consultant's absence from active engagement by reason of illness or incapacity for a period of sixty (60) consecutive days; (b) the breach by the Consultant of Consultant's covenants under this Agreement; (c) the commission by the Consultant of theft or embezzlement of Company property or other acts of dishonesty; (d) the commission by the Consultant of a crime resulting in injury to the business, property or reputation of the Company or any affiliate of the Company or commission of other significant activities harmful to the business or reputation of the Company or any affiliate of the Company; (e) the willful refusal to perform or substantial neglect of the activities to be performed by the Consultant pursuant to Section 1 hereof; or (f) termination of the business of the Company for any reason, other than the sale of substantially all of the assets of the Company or its wholly-owned

            Upon termination of the engagement period for Just Cause, the Consultant shall have no rights to any future fees for any period beyond the effective date of termination.

            (b) Termination without Just Cause. If the Engagement Period is terminated by the Company without Just Cause, the Consultant shall receive a payment equal to twenty four (24) months of the full monthly fee paid to the Consultant prior to the effective date of termination (Termination Fee). The Company has the option to pay such Termination Fee either in cash or in the common stock of the Company based on the per share price of common stock applicable in Section 4 hereof.

      14. Change of Control. If during the Engagement Period the Company enters into an agreement which effectively will result in a change of control of the ownership of either the Company or Robotic Workspace Technologies, Inc., the Company's wholly-owned subsidiary, or If during the Engagement Period the Company enters into an agreement which effectively will result in a change of ownership of the assets of the Company or Robotic Workspace Technologies, Inc., the Consultant shall receive a payment equal to twenty four (24) months of the full monthly fee paid to the Consultant prior to the effective date of the change of control (Change of Control Fee). The Company shall pay such Change of Control Fee in the common stock of the Company based on the per share price of common stock applicable in Section 4 hereof. Such payment to Consultant shall be made on the day immediately preceding the effective date of the change of ownership. Regarding the change of ownership of the assets of the Company or Robotic Workspace Technologies, Inc., such change of ownership shall be deemed to have occurred if the rights to use the software of Robotic Workspace Technologies, Inc., which software is the product of and protected by the patents of Robotic Workspace Technologies, Inc., is granted or sold to a party or parties in settlement of claims made by the Company and/or Robotic Workspace Technologies, Inc. of trade secret violations and/or patent infringements, and such rights to use the software results in a settlement payment to the Company and/or to Robotic Workspace Technologies, Inc. in a single payment or multiple payments other than a long term licensing agreement typical of software licensing agreements.

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      15. Indemnification. The Company agrees to indemnify and hold harmless
Consultant to the full extent lawful, from and against all losses, claims, damages, judgments, liabilities and expenses incurred by Consultant (including attorneys' fees, disbursements , expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by Consultant, or on Consultant's behalf, in connection with any proceeding or any claim, issue or matter therein. Expenses shall include all attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, participating, or being or preparing to be a witness in a proceeding. Expenses also shall include expenses incurred in connection with any appeal resulting from any proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. The Company shall pay the entire amount of any judgment or settlement of any threatened, pending or completed action, suit or proceeding without requiring Consultant to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Consultant. In addition to, and without regard to any limitations on, the indemnification provided for in this Section 14 of this Agreement, the Company shall and hereby does indemnify and hold harmless Consultant against all losses, claims, damages, judgments, liabilities and expenses incurred by Consultant including attorneys' fees, disbursements, expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by Consultant or on Consultant's behalf if Consultant is, or is threatened to be made, a party to or participant in any proceeding. The Company hereby agrees to fully indemnify and hold Consultant harmless from any claims of contribution which may be brought by officers, directors or employees of the Company. Notwithstanding any other provision of this Section 14, the Company shall advance all expenses incurred by or on behalf of Consultant in connection with any proceeding within thirty (30) days after the receipt by the Company of a statement or statements from Consultant requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding.

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      16. General Provisions.

            (a) Goodwill. The Company has invested substantial time and money in the development of its products and services, soliciting clients and creating goodwill. By accepting this Consulting Agreement with the Company, the Consultant acknowledges that the customers are the customers of the Company, and that any goodwill created by the Consultant belongs to and shall inure to the benefit of the Company.

            (b) Notices. Any notice required or permitted hereunder shall be made in writing (i) either by actual delivery of the notice into the hands of the party thereunder entitled, or (ii) by the mailing of the notice in the United States mail, certified or registered mail, return receipt requested, all postage prepaid and addressed to the party to whom the notice is to be given at the party's respective address as set forth in the records of the Company.

The notice shall be deemed to be received in case (i) on the date of its actual receipt by the party entitled thereto and in case (ii) on the date which is three (3) days after its mailing.

            (c) Amendment and Waiver. No amendment or modification of this Agreement shall be valid or binding upon the Company unless made in writing and signed by an officer of the Company duly authorized by the Board of Directors or upon the Consultant unless made in writing and signed by Consultant. The waiver by the Company of the breach of any provision of this Agreement by the Consultant shall not operate or be construed as a waiver of any subsequent breach by Consultant. The waiver by the Consultant of the breach of any provision of this Agreement by the Company shall not operate or be construed as a waiver of any subsequent breach by Company.

            (d) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the Consultant's duties and payment as a Consultant to the Company, and there are no representations, warranties, agreements or commitments between the parties hereto with respect to Consultant's engagement except as set forth herein.

            (e) Governing Law. Except for the Indemnification covered under
Section 14 hereof, this Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Florida. Regarding the Indemnification covered under Section 15, and only for
Section 15, this agreement and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. The Company and Consultant hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with Section 15 of this Agreement shall be brought only in the Chancery Court of the State of Delaware (the "Delaware Court"), and not in any other state or federal court in the United States of America or any court in any other country, (ii) consent to submit to the exclusive jurisdiction of the Delaware Court for purposes of any action or proceeding arising out of or in connection with Section 15 of this Agreement.

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            (f) Severability. If any provision of this Agreement shall, for any reason, be held unenforceable, such provision shall be severed from this Agreement unless, as a result of such severance, the Agreement fails to reflect the basic intent of the parties. If the Agreement continues to reflect the basic intent of the parties, then the invalidity of such specific provision shall not affect the enforceability of any other provision herein, and the remaining provisions shall remain in full force and effect.

            (g) Assignment. The Consultant may not under any circumstances delegate any of Consultant's rights and obligations hereunder without first obtaining the prior written consent of the Company. This Agreement and all of the Company's rights and obligations hereunder may be assigned or transferred by it, in whole or in part, to be binding upon and inure to the benefit of any subsidiary or successor of the Company.

            (h) Costs of Enforcement. In the event of any suit or proceeding seeking to enforce the terms, covenants, or conditions of this Agreement, the prevailing party shall, in addition to all other remedies and relief that may be available under this Agreement or applicable law, recover its or its reasonable attorneys' fees and costs as shall be determined and awarded by the court.

      IN WITNESS WHEREOF, this Agreement is entered into on the day and year first above written.

                                          COMPANY:

                                          Innova Holdings, Inc.

                                          By: /s/ Walter Weisel
                                              ---------------------
                                                  Walter Weisel
                                          Its: Chairman and CEO
                                          February 3, 2005


                                          CONSULTANT:

                                          Stratex Solutions, LLC

                                          By  /s/ Eugene Gartlan
                                              ------------------
                                              Eugene Gartlan
                                          Its: President


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                                  Exhibit A

                                  OBJECTIVES

Milestones:

1. Timely filing of all SEC requirements

2. Complete filings in progress
   a. Merger closing audit
   b. Pro-Forma financials

3. Published business plan
   a. Innova Holdings, Inc. including subsidiaries
      i. Robotic Workspace Technologies, Inc.
         1.  Core business
             a. Universal Robot Controller
             b. RobotScript
         2.  Licensing technology
     ii. Robotic Artists, Inc.
         1.    Disney opportunities
         2.    Kodak opportunities
         3.    Other
    iii. Service Robots
         b. Acquisitions

4. Term sheet executed for raising short term funding

5. Long term funding for Board approved business plans (1, 3, 5 yr)

6. Infrastructure in place
   a. Corporate governance in place
   b. Accounting system/process in place
   c. Investor relations program in place
      i. Outside support firms
      ii. Website
      iii. Market makers
   d. Establish facilities plan with required funds
   e. Subsidiary controls

7. Schedules of
   a. Required filings
   b. Board reports
   c. Executive committees required


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Exhibit B
                            Stock Option Agreement


To be issued at a later date


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